Exhibit 99.5

AMENDMENT No. 2 to

IPO Participation, Board, Observer and Publicity Rights LETTER AGREEMENT

This Amendment No. 2 (“Amendment No.2”) is made effective as of December 6, 2023 (the “Amendment No.2 Effective Date”) by and between Sera Prognostics, Inc., a Delaware corporation (the “Company”), by Baker Bros. Advisors LP (“BBA”) and/or one or more of its Affiliates (as defined below) (each, an “Investor” and together, the “Investors”), each a “Party” and collectively the “Parties.”

BACKGROUND

WHEREAS Company and Investors are parties to that certain IPO Participation, Board, Observer and Publicity Rights Letter Agreement dated April 29, 2021 (the “Letter Agreement”); and

WHEREAS Company and Investors previously amended the Letter Agreement effective February 16, 2023 (“Amendment No.1”); and

WHEREAS the Parties now desire to further amend the Letter Agreement as set forth below.

AGREEMENT

Now, therefore, in consideration of the premises and mutual covenants and agreements contained herein, and for good and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, do hereby agree as follows:

1.	Definition Interpretation: All capitalized terms used in this Amendment No.2 shall have the meaning given to such terms in the Letter Agreement, unless otherwise specifically defined in this Amendment No.2. Except as explicitly amended by this Amendment No.2, all other terms and conditions of the Letter Agreement shall remain in full force and effect.

2.	Section 3.a of the Letter Agreement is hereby deleted in its entirety and replaced with the following paragraph:

From and after the closing of a Qualified IPO, at any time (and from time to time) that the Investors and/or their Affiliates collectively own beneficially shares or other equity securities of the Company representing at least 19.9% of the then-outstanding total voting power of the Company, the Investors shall collectively be entitled to nominate one individual (an “Investor Designee”) to serve as a director on the Board of Directors of the Company (the “Board”). If the Investor Designee is elected to the Board, then Investors shall have no further right to nominate any individual to the Board, except for those rights common to all Company shareholders, until such Investor Designee is no longer serving as a director on the Board, at which time the Investors shall again have the right to nominate a new Investor Designee. The Company shall include the Investor Designee in the slate of nominees recommended to the Company’s stockholders for election as directors of the Company at each annual or special meeting of the Company’s stockholders at which directors of the class of which the Investor Designee is or would be a member are to be elected and every adjournment or postponement thereof (including, for the avoidance of doubt, every action or approval by written consent of the stockholders of the Company or the Board in lieu of such meeting) (an “Election Meeting”). The Company will recommend, support and solicit proxies for the election of the Investor Designee in the same manner as for all other Board members nominated for election in such class. The Investors will provide to the Company, in writing, the information about the Investor Designee that is reasonably required by applicable law for inclusion in the Company’s proxy materials for Election Meetings promptly after the Company requests such information from the Investors, and will cause such Investor Designee to submit on a timely basis to the Company a completed and executed questionnaire in the form that the Company provides to its outside directors generally.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have executed or caused this Amendment to be executed in their names as their official acts.

Sera Prognostics, Inc.

By:	/s/ Zhenya Lindgardt
Zhenya Lindgardt
President and CEO

Baker Bros. Advisors LP, for itself and on behalf of all other Investors (as defined above)

By:	/s/ Scott L. Lessing
Scott L. Lessing
President